UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2011

KBS REAL ESTATE INVESTMENT TRUST III, INC.
(Exact name of registrant specified in its charter)

Maryland	333-164703	27-1627696
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
Purchase and Sale Agreement for Domain Gateway
KBS Real Estate Investment Trust III, Inc. (the “Company”), through an indirect wholly owned subsidiary, has entered into a purchase and sale agreement to acquire a five-story office building containing 173,962 rentable square feet located on approximately 4.3 acres of land in Austin, Texas (“Domain Gateway”). On August 22, 2011, the Company's external advisor, KBS Capital Advisors LLC (the “Advisor”), entered into a purchase and sale agreement with Domain Gateway I, LP (the “Seller”), an affiliate of RREEF Domain Limited Partnership, to purchase Domain Gateway. On September 14, 2011, the Advisor assigned this purchase and sale agreement to an indirect wholly owned subsidiary of the Company for $0.5 million, which is the amount of the first deposit under the purchase and sale agreement. Subsequent to the assignment, the Company made an additional deposit of $2.5 million under the purchase and sale agreement.
Pursuant to the purchase and sale agreement, the Company would be obligated to purchase the property only after satisfactory completion of agreed upon closing conditions. The Seller is not affiliated with the Company or the Advisor.
The purchase price of Domain Gateway is approximately $48.0 million plus closing costs. The Company would fund the purchase of Domain Gateway with proceeds from a mortgage loan from an unaffiliated lender and proceeds from its ongoing initial public offering. The Company is currently negotiating the terms of the mortgage loan.
Domain Gateway is located at 2900 Esperanza Crossing in Austin, Texas. Domain Gateway was built in 2009 and is 100% leased to OneWest Bank, FSB ("OneWest Bank"). OneWest Bank is a federal savings bank with approximately 78 retail banking branches throughout Southern California. Domain Gateway serves as a call center, training facility and site of executive offices.
There can be no assurance that the Company will complete the acquisition. In some circumstances, if the Company fails to complete the acquisition, it may forfeit up to $3.0 million of earnest money.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST III, INC.

Dated: September 15, 2011	BY:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chairman of the Board,
Chief Executive Officer and Director